Exhibit 99.1 Wells Fargo: Proposed class-action settlement for retail sales practices receives preliminary court approval • Agreement will set aside $142 million for customer remediation claims back to May 2002 • Adds to remediation options for customers SAN FRANCISCO, July 9, 2017 – Wells Fargo & Company (NYSE: WFC) today announced updates to the settlement agreement for a class-action lawsuit concerning improper retail sales practices (Jabbari v. Wells Fargo & Co., et al.) following a July 8 order from the U.S. District Court for the Northern District of California granting preliminary approval. With the court’s preliminary approval of the settlement agreement, Wells Fargo and the plaintiffs are preparing to issue notices that will provide information about the process for making claims. “We are pleased that the court found the settlement to be fair, reasonable and adequate. This preliminary approval is a major milestone in our efforts to make things right for our customers,” said Tim Sloan, Wells Fargo’s President and Chief Executive Officer. “It further ensures each customer impacted by an improper retail sales practice has every opportunity for remediation. This is in addition to our direct efforts to review accounts and provide remediation. These efforts are fundamental to restoring trust with all our stakeholders and building a better Wells Fargo for the future.” Wells Fargo expects this settlement to resolve substantially all claims in 10 other pending class actions that allege unauthorized accounts were opened in customers’ names or that customers were enrolled in products or services without their consent. Within the next three months, broad outreach to current and former customers will begin, and notices will be issued to potential class members that will provide information about the process for making claims, and customers who believe they should be included in this settlement will be able to submit claims. The settlement agreement is subject to final court approval, which will be required before payments are made to class members. Media Investor Relations Mary Eshet Jim Rowe 704-383-7777 Mary.eshet@wellsfargo.com 415-396-8216 Jim.Rowe@wellsfargo.com

Page 2 of 3 Wells Fargo offers multiple remediation options; reports progress toward completion The class-action settlement will add another option for customer remediation and contributes to Wells Fargo’s ongoing work to make things right for customers who were impacted by improper retail sales practices. To date, our customer remediation efforts include: • $3.26 million in remediation amounts previously paid under the stipulated judgment with the Los Angeles City Attorney and under the Consumer Financial Protection Bureau and Office of the Comptroller of the Currency consent orders, covering the period May 2011 – mid-2015. • $1.8 million in additional payments to customers nationwide, from September 8th, 2016 to May 31st, 2017, through Wells Fargo’s ongoing complaints process and free mediation services. • A voluntary review of accounts from 2009 – 2010 to determine possibly unauthorized accounts and associated harm, and providing remediation to customers impacted by improper retail sales practices during those two years, as well as from January 2011 to September 2016, as required by the consent orders. Wells Fargo expects to complete the review process and commence remaining remediation for all these additional periods by the end of the third quarter 2017. • Offering an avenue for customers whose credit was harmed by improper retail sales practices to seek compensation by participating in the class-action settlement. • Supporting customers who believe they had an unauthorized account or service opened in their name, regardless of when the issue occurred, by encouraging them to visit a branch or call the company’s dedicated hotline: 1-877-924-8697. Settlement Agreement Details The settlement agreement sets aside funds for a total of $142 million for customer remediation and settlement expenses. It includes a process to compensate customers for increased borrowing costs due to credit-score impact associated with a potentially unauthorized account. The process will be led by an independent expert hired by class counsel. Compensation will be paid if a customer’s credit score dropped because of a potentially unauthorized account and the customer opened an authorized credit product with any lender within time periods specified in the agreement. The payments will take into account how much the credit score declined, the type and size of the subsequent authorized credit product, and other factors.

Page 3 of 3 In addition, the amended settlement agreement includes a provision designed to ensure that sufficient funds are available to compensate all claimants. In the unlikely event that the $142 million settlement total is not enough to reimburse customers for unauthorized account fees, compensate customers for harm to their credit, pay attorneys’ fees and expenses, and have at least $25 million left over to distribute to all class members, Wells Fargo will contribute additional funds to the settlement. The settlement class will consist of all persons who claim that Wells Fargo opened, without their consent, a consumer or small business checking or savings account or an unsecured credit card or line of credit or enrolled them, under certain circumstances, in Identity Theft Protection services, in each case between May 1, 2002 and April 20, 2017. After attorneys’ fees and costs of administration, class members will be paid first for out-of-pocket losses, such as fees incurred due to unauthorized account openings. Amounts remaining after out-of-pocket losses will be split among all claimants, based on the number and kinds of unauthorized accounts or services claimed. Customers do not need to take any action at this time to be included in the class subject to this agreement; however, as always, they are encouraged to contact Wells Fargo to discuss any account issues. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $2.0 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,500 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 273,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2017 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Cautionary Statement About Forward-Looking Statements This news release contains forward-looking statements about our remediation progress and the settlement agreement, including the expected scope of the settlement agreement and our expectations regarding the cost to us of the settlement agreement. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. ###